EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

High Sierra Technologies, Inc.

We hereby consent to the incorporation of our report dated April 15, 2019, with respect to the financial statements of High Sierra Technologies, Inc. for the period from August 6, 2018 (inception) through December 31, 2018, included in the Registration Statement of High Sierra Technologies, Inc. on Form S-1/A Amendment #1 to be filed on or about July 24, 2019.  We also consent to the use of our name and the references to us included in the Registration Statement.

/s/ Pinnacle Accountancy Group of Utah

Pinnacle Accountancy Group of Utah

Farmington, Utah

July 24, 2019